 EXHIBIT 107

Calculation of Filing Fees Tables

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of registration fee (2)
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	10,983,198	$0.419	$4,601,960	$153.10 per $1,000,000	$704.56
Total Offering Amounts					$4,601,960		$704.56
Total Fee Offsets							-
Net Fee Due							$704.56

(1)

To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE American on May 29, 2025.